EXHIBIT 99.1

EaglePicher Holdings, Inc. and EaglePicher Incorporated

Contact:
Cyndi Bloom, (602) 794-9604

BERT IEDEMA NAMED PRESIDENT AND CEO OF EAGLEPICHER

     PHOENIX, Arizona, March 14, 2005 – EaglePicher today announced that Bert Iedema has assumed the roles of president and chief executive officer for EaglePicher Holdings, Inc. and EaglePicher Incorporated.

     A director of EaglePicher Holdings since September 2001, Iedema, 44, also served as senior vice president and chief financial officer of the company in an interim capacity from October 2001 until February 2002. Since May 2003, Iedema has served as chief executive officer of Granaria Holdings B.V., EaglePicher’s controlling shareholder. In addition, he held the positions of executive vice president and chief financial officer of Granaria Holdings B.V. from September 2000 until May 2003. Iedema was previously employed as the chief financial officer of SSM Coal B.V. in The Netherlands from 1996 until August 2000.

     “We are pleased that Bert has accepted the position of CEO. His knowledge of EaglePicher’s people and businesses as well as its challenges will enable him to move quickly in developing and implementing new strategies that will generate positive results,” said Dr. Joel P. Wyler, chairman of EaglePicher Holdings, Inc. and Granaria Holdings, B.V. “He brings 20 years of financial expertise that will be of great value as we forge a renewed EaglePicher over the coming months.”

     Iedema also expressed his enthusiasm: “I am excited with the challenge of leading EaglePicher through some difficult times. I believe EaglePicher has some great businesses that will enable us to move ahead. I look forward to expanding my working relationship with the talented team at EaglePicher.”

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     Iedema, who holds a master’s degree in business economics from the Free University of Amsterdam, also serves on the boards of Landinvest N.V. and Revival, Recovery Investment Advisors B.V. and is a Certified Public Accountant in The Netherlands.

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 3.900 employees and operates more than 30 plants in the United States, Canada, Mexico, and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

EaglePicher Holdings, Inc. is the parent of EaglePicher Incorporated.

EaglePicher™ is a trademark of EaglePicher Incorporated.

This release contains statements which, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These include any statements about future business operations, financial performance or market conditions. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in Eagle-Picher Holding’s filings with the U.S. Securities and Exchange Commission.

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